Endorsement

Minnesota Life Insurance Company – A Securian Company	Fax 651-665-7942
Annuity Services • A1-9999 400 Robert Street North • St. Paul, Minnesota 55101-2098	1-800-362-3141 www.securian.com

This endorsement is issued and becomes part of your Contract. Any use of the terms “sex” or “gender” are hereby removed from any provisions in the contract.

ICC13-70269	Minnesota Life 1